Exhibit (e)(2)
AMENDMENT
TO
AGREEMENT FOR USE AND
NONDISCLOSURE OF
CONFIDENTIAL INFORMATION
      The undersigned, Tickets.com, Inc. and MLB Advanced Media, L.P., having heretofore entered into that certain Agreement for Use and Nondisclosure of Confidential Information dated on or about June 18, 2004 (the “Agreement”), do desire to amend such Agreement, and, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby do amend, such Agreement, as follows:
      1. Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

“2. As used in this Agreement, “Confidential Information” shall mean all information provided by the Discloser or its agents or representatives, which information shall include but not be limited to information contained in or regarding documents, materials, business plans and strategies, financial data and projections, compilations, drawings, designs, source code, object code, descriptions, specifications, costs, equipment and apparatus, and shall include any information disclosed orally to allow Recipient to explore or evaluate a possible Transaction. Unless otherwise required under a separate agreement between the parties, any information disclosed orally, which was disclosed in the ordinary course of business between the parties, shall not be deemed Confidential Information unless confirmed in writing as “Confidential,” “Proprietary” or similarly marked, or if the Recipient knows or has reason to know is confidential, trade secret or proprietary information of the Discloser.”
      2. The first sentence of Paragraph 3 of the Agreement is modified by deleting the period at the end thereof and adding the following:

“, and shall use the other party’s Confidential Information solely for the purpose of evaluating the Transaction.”
      3. The fourth sentence of Paragraph 3 of the Agreement is modified by deleting the period at the end thereof and adding the following:

“, and Recipient shall be responsible for any unauthorized use or disclosure of Confidential Information by such persons.”

4. At the end of Paragraph 3 of the Agreement, the following sentence is added:

“Recipient shall promptly notify Discloser upon learning of any use or disclosure of the Discloser’s Confidential Information in violation of this Agreement, or of any destruction, loss or theft of Discloser’s Confidential Information.”

5. Paragraph 5 of the Agreement is deleted in its entirety and replaced with the following:

“5. At any time hereafter upon request of Discloser, Recipient shall, and shall use commercially reasonable efforts to cause its agents and representatives to: (i) promptly return or destroy, at Discloser’s option, all documents and other materials provided by Discloser and its agents and representatives, including all copies thereof, and (ii) promptly destroy all documents and other materials, in whatever form, constituting notes, analyses, summaries, compilations, or abstracts containing Confidential Information, provided, however, that any document or other material constituting notes, analyses, summaries, compilations, or abstracts containing Confidential Information prepared by Recipient’s outside legal counsel shall not be required to be destroyed but Recipient shall use commercially reasonable efforts to cause such agent or representative promptly to certify to Discloser that such information, in whatever form, is not being and shall not be used, disclosed, or copied in violation of this Agreement. Recipient shall certify in writing its compliance with this paragraph.”

6. A new Paragraph 13 is added to the Agreement, as follows:

“13. For a period of eighteen (18) months from the date of this Agreement or any amendment hereto, the MLB Entities and their agents and representatives involved in the evaluation of the

Transaction shall not employ or solicit for employment, either directly or indirectly, any person who is or was an employee of TIXX at anytime during the parties’ discussions of the possible Transaction contemplated hereby, and shall not solicit or encourage any such employee to leave the employment of TIXX. The foregoing shall not prohibit (i) the hiring of a TIXX employee terminated by TIXX; (ii) the hiring of a TIXX employee who voluntarily terminates employment with TIXX without prior solicitation by the MLB Entities or their agents or representatives (other than solicitations allowed pursuant to the following clause (iii)); and (iii) solicitations that are general and customary published employment advertisements not targeted to TIXX employees.”

      7. A new Paragraph 14 is added to the Agreement, as follows:

“14. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.”
      This amendment may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.
      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of this 16th day of September, 2004.

TICKETS.COM, INC.	MLB ADVANCED MEDIA, L.P., by its General Partner, MLB Advanced Media, Inc.
/s/ Robert Murphy	/s/ Jeffrey D’Onofrio

Name: Robert Murphy	Name: Jeffrey D’Onofrio

Title: General Counsel	Title: Vice President & CFO

Date: 9/16/04	Date: 9/16/04